This Agreement, which is effective May 11, 2000 is between Dream Technologies, LLC, a Delaware limited liability company (Dream), MedCard Management Systems, Inc., a New York corporation (MedCard) and MedCom USA, Incorporated, a Delaware corporation (MedCom).

1. This Agreement is a modification to the Exclusive License Agreement (License) between the above parties dated November 10, 1998.
2. The original Exclusive License Agreement was between Dream, MedCard and Sims Communications, Inc. (Sims). Sims changed its named to MedCom USA, Incorporated in October 1999.
3. Dream owns all right, title and interest in all computer programs and associated documentation (the Programs) as identified in the License.
4. Dream desires to sell and MedCom desires to purchase all rights and interests to the Programs.
5. As part of this transaction, Dream and MedCard hereby assign all contracts, licenses and agreements pertaining to the use, sale, marketing and operation of the MedCard System to MedCom, including but not limited to all agreements with independent sales organizations, (i.e. Concord EFS), all agreements for the processing of claims and benefits (i.e. Envoy and NDC), all marketing agreements and all other pertinent agreements.
6. MedCard and Dream hereby assign all rights and ownership to all other properties covered under the License, including, but not limited to all trademarks, trade names, trade secrets, know-how and all other confidential information.
7. MedCom shall pay to Dream 100,000 shares of its restricted common stock and a three-year warrant to purchase 400,000 shares of its common stock at $3.57 per share, in consideration for transferring all rights of ownership referred to above.
8. The royalty provisions (Section 10) of the License shall remain in force for the same duration as they would have had the license continued to be in effect, except for Paragraph 10.7 which is hereby rescinded. .
9. MedCom agrees to offer standard employment agreements to Mr. Ronald Pizzolo and Mr. Anthony Pizzolo to provide at least the same level of compensation for at least the same term as required under Paragraph 10.8 of the License. Paragraph 10.8 is thereafter rescinded.
10. All indemnifications, representations and warranties in the License are hereby reaffirmed and shall remain in full force and effect.
11. This Agreement supersedes the Exclusive License Agreement Amendment dated April 28, 2000. That Agreement is considered to be null and void.
12. All of the provisions of Paragraph 14.2 of the License (jurisdiction and disputes) shall apply to this Agreement.
13.Each of the parties to this Agreement acknowledge that they each have carefully read and reviewed this Agreement, with their legal counsel to the extent they considered necessary, and therefore agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

In witness whereof, the parties hereto have executed this Agreement as of the date shown above:

MedCom USA Incorporated:            Dream Technologies, LLC and
                                    MedCard Mangement Systems, Inc.



      Michael Malet                 Ronald Pizzolo


      Date                          Date


                                    Anthony Pizzolo

                                    Date